UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2017

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2017, IRIDEX Corporation (the “Company”) entered into a Change in Control Severance Agreement (the “Change in Control Agreement”) with George Marcellino, a member of the Company’s board of directors and V.P., Clinical Affairs, that provides certain severance benefits in the event that his employment with the Company is terminated under certain circumstances, as described below.

Termination Inside of the Change in Control Context:

If in the event that, within twelve months following a Change in Control (as defined in the Company’s 2008 Equity Incentive Plan) or at any time prior to a Change in Control if such termination is effected at the request of any successor to the Company (such time period, the “Change in Control Period”), Mr. Marcellino terminates his employment with the Company for Good Reason (as defined below), or the Company terminates the Mr. Marcellino’s employment for a reason other than Cause (as defined below), death or disability, and, in each case, the Mr. Marcellino signs and does not revoke a standard release of claims with the Company, then Mr. Marcellino will receive the following severance from the Company:

•	Cash Severance Payment. A lump sum cash payment equal to 50% of his annual base salary.
•

Vesting Acceleration. Accelerated vesting as to 100% of the then unvested portion of his outstanding Company equity awards, assuming, with respect to Company equity awards subject to performance criteria, the performance criteria had been achieved at the specified target levels during the applicable performance period.

•

Continued Employee Benefits. Reimbursement from the Company for a period of up to twelve months for the costs and expenses incurred by himself and/or his eligible dependents for coverage under the Company’s benefit plans.

For the purposes of the Change in Control Agreement, the following definitions will apply.

“Cause” generally means (i) an act of dishonesty made by Mr. Marcellino in connection with Mr. Marcellino’s responsibilities as an employee; (ii) Mr. Marcellino’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by Mr. Marcellino that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business; (iii) Mr. Marcellino’s gross misconduct; (iv) Mr. Marcellino’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Marcellino owes an obligation of nondisclosure as a result of Mr. Marcellino’s relationship with the Company; (v) Mr. Marcellino’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Mr. Marcellino’s continued failure to perform his employment duties after Mr. Marcellino has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Marcellino has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within ten business days after receiving such notice.

“Good Reason” generally means the occurrence of one or more of the following events effected without Mr. Marcellino’s prior consent, provided that Mr. Marcellino’s employment terminates within 90 days following the expiration of the Company’s Cure Period (defined below): (i) the assignment to Mr. Marcellino of any duties or the reduction of Mr. Marcellino’s duties, either of which results in a material diminution in Mr. Marcellino’s position or responsibilities with the

Company; provided that, it being understood that the continuance of Mr. Marcellino’s duties and responsibilities at the subsidiary or divisional level following a Change in Control, rather than at the parent, combined or surviving company level following such Change in Control shall not be deemed Good Reason within the meaning of this clause (i); (ii) a reduction by the Company in the base salary of Mr. Marcellino by 15% or more, unless similar such reductions occur concurrently with and apply to the Company’s senior management; (iii) a material change in the geographic location at which Mr. Marcellino must perform services (for purposes of the Change of Control Agreement, the relocation of Mr. Marcellino to a facility or a location less than 25 miles from Mr. Marcellino’s then-present location shall not be considered a material change in geographic location); (iv) a material reduction of facilities, perquisites or in the kind or level of employee benefits to which the Mr. Marcellino is entitled, unless similar such reductions occur concurrently and apply to the Company’s senior management; or (v) any material breach by the Company of any material provision of the Change of Control Agreement. Mr. Marcellino will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days (“Cure Period”) following the date of such notice.

The foregoing description of the Change in Control Agreement with Mr. Marcellino does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in their entirety by reference to the full text of the Change in Control Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Change in Control Severance Agreement, between the Company and Mr. Marcellino dated as of December 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ WILLIAM M. MOORE
William M. Moore President and Chief Executive Officer

Date: December 11, 2017